Exhibit 99.1

VIASPACE DEVELOPING HYDROGEN FUEL CELL HUMIDITY MEASUREMENT INSTRUMENT

PASADENA, CA.—May 22, 2006—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that it is developing a laser based instrument to measure the humidity level in hydrogen fuel cells. The performance of hydrogen fuel cells using a Polymer Electrolyte Membrane (PEM) depends on the moisture level of the membrane. The membrane only conducts protons when it is hydrated or moist. The moisture is provided by water vapor in the incoming air or hydrogen stream. The VIASPACE instrument will provide real-time measurements of the amount of water vapor in these gas streams.

Dr. Carl Kukkonen, VIASPACE CEO, reports, “We believe that the VIASPACE laser instrument will play an important role in hydrogen fuel cells. The ability to continuously measure high humidity levels in real-time will allow optimal design and operation of the fuel cell. VIASPACE plans to partner with fuel cell and test equipment manufacturers to bring the humidity instrument to the market.”

About VIASPACE: Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please see www.VIASPACE.com, or contact Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The risks are outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.